Exhibit 99.1

FOR IMMEDIATE RELEASE

RASER TECHNOLOGIES, INC.

5152 North Edgewood Drive

Provo, Utah 84604

(801) 765-1200

RASER ANNOUNCES PRICING OF $50 MILLION OF CONVERTIBLE NOTES

Raser to Use $15 Million to Repurchase Common Stock

Provo, Utah, March 20, 2008 -- Raser Technologies, Inc. (NYSE Arca: RZ) today announced the pricing of $50 million principal amount of Convertible Senior Notes due 2013. The notes are being sold in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the Securities Act). Raser also granted the initial purchaser an option to purchase up to an additional $5 million aggregate principal amount of the notes to cover over-allotments. Sufficient proceeds from the offering will be placed in escrow and pledged to secure the payment of the first two years of interest payable on the notes.

The notes will pay interest semi-annually at a rate of 8% per annum. The notes will be convertible, at the holder's option, at an initial conversion rate of 108.3658 shares of common stock per $1,000 principal amount of notes, which represents a 20% conversion premium based on yesterday's last reported sale price of $7.69 per share of Raser's common stock.

Raser estimates that the net proceeds from this offering will be approximately $48 million after deducting estimated discounts and expenses (or approximately $53 million if the initial purchaser's over-allotment option is fully exercised). Raser will place approximately $8 million (plus an additional $0.8 million if the initial purchaser exercises its over-allotment in full) in an escrow account to secure payment of the first two years of interest payable on the notes. Concurrently, with the pricing of the notes, Raser is entering into separate call spread and prepaid forward share repurchase transactions with an affiliate of the initial purchaser of the notes, as counterparty. The call spread transactions generally have the effect of increasing the conversion price of the notes to $11.15 per share, representing a 45% premium based on yesterday's last reported sale price of $7.69 per share. The call spread and prepaid forward share repurchase transactions are expected to reduce potential dilution to Raser's common stock upon potential future conversion of the notes. Raser expects to use approximately $15 million of the net proceeds from the offering to repurchase shares of its common stock pursuant to the prepaid forward share repurchase contract and approximately $6 million of net proceeds to fund the call spread transactions. Raser intends to use the remaining net proceeds from the offering for general corporate purposes and to continue well field and other development activities for the geothermal power plants Raser intends to develop.

In connection with the call spread and prepaid forward repurchase transactions, the hedge counterparty has advised Raser that it or its affiliates may enter into various derivative transactions with respect to Raser's common stock concurrently with or following the pricing of the notes. However, the counterparty or its affiliates may from time to time, following the pricing of the notes, enter into or unwind various derivative transactions with respect to Raser's common stock in secondary market transactions. These activities could have the effect of decreasing the price of Raser's common stock and could affect the price of the notes.

This notice does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering memorandum. The securities and the shares of Raser common stock issuable upon conversion or exercise of the securities have not been, and will not be, registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Raser Technologies
Raser (NYSE Arca: RZ) is a publicly-traded, environmentally focused technology licensing and development company operating in two business segments. Raser's Power Systems segment is seeking to develop clean, renewable geothermal electric power plants and bottom-cycling operations, incorporating licensed heat transfer technology and Raser's Symetron [TM] technology developed internally by its Transportation and Industrial Technology segment. Raser's Transportation and Industrial Technology segment focuses on using Raser's Symetron [TM] technology to improve the efficiency of electric motors and other applications.

Raser Technologies, Inc.

Richard Putnam

Investor Relations

(801) 765-1200

investorrelations@rasertech.com

Hayden Communications, Inc.

Cameron Donahue

(651) 653-1854

cameron@haydenir.com